UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2006
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)
937-222-2610
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Robbins & Myers, Inc. announced that it will redeem $10.0 million in principal amount of its $40.0 million in outstanding 8.0% Convertible Subordinated Notes due January 31, 2008 (the “Notes”) on July 14, 2006. The CUSIP number for the Notes is 770196AB9. The Notes to be redeemed will be selected in accordance with the applicable procedures of The Depository Trust Company for partial redemptions. The Notes were originally issued on February 10, 2003.
The Notes, which have been called for redemption, will be redeemed at a redemption price equal to 100% of the principal amount at maturity, plus accrued and unpaid interest from March 1, 2006 to July 13, 2006 of $29.55 per $1,000 principal amount of the Notes.
Alternatively, prior to 5:00 p.m., Eastern Time, on July 13, 2006, holders may convert their Notes called for redemption into common shares of Robbins & Myers, Inc. at a price of $22.50 per share, or 44.44 common shares of Robbins & Myers per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. However, no interest for the period from March 1, 2006, the last interest payment date for the Notes, to the date of conversion will be paid with respect to any Notes surrendered for conversion.
Any of the Notes called for redemption and not converted on or before 5:00 p.m., Eastern Time, on July 13, 2006, will be automatically redeemed on July 14, 2006, and no further interest will accrue.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: May 25, 2006	By:	/s/ Kevin J. Brown

Kevin J. Brown Vice President, Finance and Chief Financial Officer